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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Displaytech, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP KPMG LLP

Boulder, Colorado
July 21, 2004

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Consent of Independent Registered Public Accounting Firm